Exhibit 1.2

February 22, 2010

Mr. Thomas M. Petro

President and Chief Executive Officer

Fox Chase MHC

Fox Chase Bancorp, Inc.

4390 Davisville Road

Hatboro, PA 19040-2544

Re:	Proposed Conversion – Records Processing Services

Dear Mr. Petro:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) is pleased to submit this letter agreement setting forth the terms of the proposed engagement of Stifel Nicolaus as data processing records management agent (the “Records Agent”) for Fox Chase Bank (the “Bank”) in connection with the proposed mutual-to-stock conversion of the MHC (as defined below) (the “Conversion”) and the concurrent sale of common stock of a new stock holding company (the “Stock Company”) to be formed in connection with the Conversion representing the ownership interest in the Mid-Tier (as defined below) currently owned by the MHC (as defined below).

1.	CONVERSION AND OFFERING

Fox Chase MHC (the “MHC”), Fox Chase Bancorp, Inc. (the “Mid-Tier”) and the Bank will effect the Conversion by undergoing a series of transactions and forming the Stock Company (the MHC, the Mid-Tier, the Bank and the Stock Company are together referred to herein as the “Company”). The common stock of the Stock Company (the “Common Stock”) will be offered for sale on a priority basis in a subscription offering with any remaining shares expected to be sold in a community offering and, if necessary, a syndicated community offering or public underwritten offering (collectively, the “Offering”). In connection therewith, the MHC’s, the Mid-Tier’s and the Bank’s Board of Directors will adopt a plan of conversion and reorganization (the “Plan”). Stifel Nicolaus will act as Records Agent to the Company with respect to the subscription and community offerings. Specific terms of services shall be set forth in the Data Processing Records Management Engagement Terms (the “Terms”), which is an integral part of this letter and is incorporated herein. In the event of any conflict between this letter and the Terms, the Terms shall control.

Pursuant to a separate engagement letter by and between Stifel Nicolaus and the MHC and the Mid-Tier, Stifel Nicolaus will serve as conversion advisor and marketing agent for the Company in connection with the Conversion and Offering.

2.	SERVICES TO BE PROVIDED BY STIFEL NICOLAUS

In connection with the subscription and community offerings, Stifel Nicolaus will serve as Records Agent. A stock offering requires accurate and timely record keeping, processing and reporting. We will coordinate with the Bank’s data processing contacts and applicable members of the Conversion working group. We will also interface with and support the Stock Information Center, which will serve as the “command center” during a stock offering. Specifically, we will provide the records processing, proxy and stock order services described below, each as needed or reasonably requested by the Bank and the Company.

Preparation

•	Provide the Bank with an account record layout format and consult with the Bank’s data processing contacts.

•	Read, edit, balance and convert the Bank’s customer account records (the “Account Records”) that are provided to Stifel Nicolaus.

•	Provide customer account totals based on the Account Records, for the Bank to balance to its internal records.

•	Identify accounts coded as “Bad Address” and “No Mail” and provide to the Bank.

•	Identify accounts that are eligible according to the Plan.

•	Allocate votes according to the Plan.

•	“Household” consolidated accounts, where possible, in order to reduce printing/postage costs.

•	If the Account Records do not contain a high percentage of phone numbers, contact Telematch service bureau to locate customer phone numbers, with the Bank’s authorization.

•	Provide counsel with a list of aggregate accounts by state.

•	Provide the Stock Information Center with “Folio Views” computer record of customer account, household and vote information.

•	Provide financial printer with electronic information to imprint order forms/proxycards with name, address and codes.

•	Provide phone records for Stock Information Center personnel and a proxy solicitor to use for customer proxy solicitation.

Processing and Reporting

•	Tabulate proxy votes.

•	Record stock order information and, in the event of oversubscription, allocate shares in accordance with the Plan.

•	Produce information for “unvoted” follow-up proxy calls/mailings, in selected vote range.

•	Provide the Company with up-to-date subscriber order totals.

•	Produce subscriber stock order acknowledgement letters, to be mailed.

•	Assign an individual to serve as the Inspector of Elections for the Special Meeting of Members and Annual Meeting for shareholders.

•	Calculate interest/refund amounts and provide the Bank with records, for check imprinting.

•	Supply deposit account withdrawal records to the Bank.

•	Send transfer agent the new investor files for certificate preparation.

•	Produce year end subscriber 1099-INT forms and electronically submit information to IRS.

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3.	RELIANCE ON INFORMATION PROVIDED

In order to provide services effectively and efficiently, Stifel Nicolaus must be provided complete, accurate and timely record date customer account files as well as other information and responses to our inquiries. We must be notified promptly of Plan changes or other facts that impact our duties hereunder. Stifel Nicolaus will rely on the information provided without independently verifying same and will not assume responsibility for the completeness or accuracy of that information.

4.	COMPENSATION

For its services hereunder, the Company will pay to Stifel Nicolaus a fee $15,000. Additional fees may be negotiated if significant additional work is required due to unexpected circumstances such as:

a.)	customer account records provided to us in a format substantially different than our requested format;

b.)	necessity to produce more than four accountholder files (three depositor eligibility dates plus a depositor “test date”), whether due to eligibility date changes, timetable changes or other circumstances requiring duplicate or additional processing;

c.)	untimely communication by the Company or its agents of material information, or untimely delivery of customer records, resulting in additional time or resources expended by Stifel Nicolaus;

d.)	processing of stock orders resulting from a resolicitation of subscribers by the Company; or

e.)	non-standard services requested by the Company.

The above compensation shall be paid as follows: an advance payment of $10,000 upon executing this letter and the balance upon the closing of the Offering. Year-end 1099 files related to interest earned by subscribers can be prepared for an additional fee.

If the Offering is not consummated for any reason, Stifel Nicolaus shall be entitled to retain the advance payment described above and any additional fees earned hereunder through the termination date. Additionally, Stifel Nicolaus shall be reimbursed for its reasonable out-of-pocket expenses as set forth below, incurred through the termination date.

5.	EXPENSES AND REIMBURSEMENT

The Company will bear all of its expenses in connection with the Conversion and the Offering. The Company shall reimburse Stifel Nicolaus for its reasonable out-of-pocket expenses incurred in connection with the services contemplated hereunder, regardless of whether the Offering is consummated, provided that such out-of-pocket expenses shall not exceed $5,000. Typical expenses include, but are not limited to, postage, overnight delivery, telephone and travel. Not later than two days before the Offering closing, Stifel Nicolaus will provide the Company with a detailed accounting of all reimbursable expenses of Stifel Nicolaus, to be paid at closing.

6.	ENTIRE AGREEMENT

This letter and the incorporated Terms reflect the entire agreement between us related to the services described herein. This agreement may be amended by a written document signed by both parties.

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Please acknowledge your agreement to the foregoing by signing in the place provided below and returning one copy of this letter to our office together with the retainer payment in the amount of $10,000. We look forward to working with you.

STIFEL, NICOLAUS & COMPANY, INCORPORATED

BY:	/s/ Ben A. Plotkin
Ben A. Plotkin
Executive Vice President

FOX CHASE MHC
FOX CHASE BANCORP, INC.

BY:	/s/ Thomas M. Petro
Mr. Thomas M. Petro
President and Chief Executive Officer

Accepted and Agreed to This 22nd Day of February, 2010

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STIFEL NICOLAUS

DATA PROCESSING RECORDS MANAGEMENT ENGAGEMENT TERMS

This document, which is integral to the Records Processing Services letter of the same date (together, the “Agreement”), applies to all records processing services (the “Services”) performed, unless a specific engagement letter is entered into for certain services. The Services are to be provided by Stifel Nicolaus (the “Agent”) to Fox Chase MHC, Fox Chase Bancorp, Inc., Fox Chase Bank and a new stock holding company to be formed (together, the “Company”) in connection with a mutual-to-stock conversion and related stock offering (the “Stock Offering”) to be conducted pursuant to a Plan of Conversion (the “Plan”).

Section 1 - DUTIES OF STIFEL NICOLAUS

a.) The Agent hereby agrees to perform the Services set forth in this Agreement in a commercially reasonable manner, to comply with all timely, appropriate and lawful instructions received from previously identified duly authorized representatives of the Company. The Agent makes no warranties regarding the rendering of the Services (including, without limitation, warranties of merchantability, security, accuracy, noninfringement, and fitness for a particular purpose), and no additional warranties may be implied from the terms of this Agreement. The Company will: (i) inform all of its authorized representatives, which may include attorneys, agents and advisors, that the Agent shall act as the exclusive data processing records management agent and that they are authorized and directed to communicate with the Agent and to promptly provide the Agent with all information that is reasonably requested; (ii) cause the Agent to have adequate notice of, and permit the Agent to attend, meetings (whether in person or otherwise) where the Agent’s attendance is, in the discretion of the Agent and the Company, relevant, advisable or necessary; (iii) cause the Agent to receive, as they become available, copies of the documents relating to the Plan, the mutual-to-stock conversion and the Stock Offering, to the extent the Agent believes that such documents are necessary or appropriate for the Agent to perform the Services and (iv) cause the Agent to have adequate advance notice of any proposed changes to the Plan, the proposed Services or the Stock Offering timetable. Failure by the Company to keep the Agent timely and adequately informed or to provide the Agent with complete and accurate necessary information on a timely basis shall excuse the Agent’s delay in the performance of its Services and may be grounds for the Agent to terminate this Agreement pursuant to Section 2 hereof.

b.) The actions to be taken by the Agent hereunder are deemed by the parties to be ministerial only and not discretionary. The Agent, in its capacity as such, shall not be called upon at any time to give any advice regarding implementing the Plan. The Company shall have the sole responsibility to make any and all decisions with respect to implementing the Plan, including but not limited to decisions regarding which customer bank accounts are to be included in accountholder records provided to the Agent. The Agent may rely on records and information received and is not responsible for ensuring the completeness and accuracy of the accountholder records provided or processed.

c.) The Agent may rely upon the instructions and representations (whether oral or in writing) of the Company’s duly authorized representatives, without inquiry or investigation. The Agent shall not be responsible for any action taken in reliance upon any signature, endorsement, assignment, certificate, order, request, notice or instruction (whether written or oral), or other instrument or document reasonably believed by it to be valid, genuine and sufficient in carrying out its duties hereunder. The Agent shall not be liable or responsible, and shall be fully authorized and protected for, acting or failing to act in accordance with any oral instructions or requests.

d.) The Agent may consult with legal counsel chosen in good faith at the expense of the Company as to any matter relating to this Agreement, and the Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel or in relying in good faith upon the Agent’s determinations as to questions of fact.

e.) The Agent may subcontract for the Services with any one or more of its affiliates or with any other party without the prior written consent of the Company. The fees and expenses of such subcontractor shall not be billed to the Company, unless otherwise agreed to by the parties hereto in writing. Such subcontractor shall agree to comply with the provisions of this Agreement relating to Confidentiality (Section 3), Consumer Privacy (Section 4) and Process (Section 5).

f.) Neither Stifel Nicolaus nor any of its directors, managers, officers, employees, affiliates, subsidiaries or agents nor any of their respective controlling persons, heirs, representatives, estates, successors and assigns shall be liable, directly or indirectly, for any losses, claims, judgments, damages or expenses suffered or incurred by the Company, or any person claiming through it, arising out of or relating to the Services provided, other than for, subject to Section 1 g.) below, direct damages or expenses directly related solely to the gross negligence, bad faith or willful misconduct of the Agent as finally and specifically determined by a court of competent jurisdiction. Moreover, Stifel Nicolaus shall not be responsible nor liable for delays, errors or omissions arising from, relating to or made in connection with circumstances beyond its reasonable control, including but not limited to, acts or omissions of the Company or any of its advisors or agents, acts of governmental authorities, acts of civil commotion or riot, insurrection, acts of military authority, war or acts of war or terrorism, national emergencies, labor difficulties, fire, flood, weather-related problems, acts of God or nature, mechanical or electrical breakdown, computer problems, failure or unavailability of communications or power supply or any change in law or regulation materially affecting the Agent or the Company.

g.) The Agent shall not be liable for any action taken, suffered, or omitted by it or for any error or judgment made by it in the performance of its duties under this Agreement, except for acts or omissions directly relating solely to the Agent’s gross negligence, bad faith or willful misconduct as finally and specifically determined by a court of competent jurisdiction. In no event shall the Agent be liable for: (i) acting in accordance with or relying upon any instruction, request, notice, demand, certificate, order or document from the Company or any authorized representative acting on its behalf or (ii) for any consequential, indirect, incidental, punitive, exemplary or special damages of any kind whatsoever (including but not limited to lost profits) even if the Agent has been advised of the possibility of such damages. Any liability of the Agent shall be limited to the amount of fees paid to the Agent for the Services performed by the Agent pursuant to this Agreement, in accordance with Section 7 hereof.

h.) The duties, responsibilities and obligations of the Agent shall be limited to those expressly set forth herein, and no duties, responsibilities or obligations shall be inferred or implied.

The Agent, in its capacity as such, shall not be subject to, nor required to comply with, any other agreement between or among any or all of the parties hereto and/or any other person or entity, even though reference thereto may be made herein or therein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from any person or entity other than the Company. Except as may otherwise be set forth herein, the Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of its duties hereunder.

i.) The parties hereto acknowledge that there are no third party beneficiaries to this Agreement, which is for the exclusive benefit of the parties hereto. No other person or entity or their respective heirs, successors and assigns shall be deemed to have any legal or equitable right, remedy or claim hereto.

j.) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Agent hereunder, the Agent may, in its sole discretion, take any action it deems appropriate or refrain from taking any action unless and until the Agent receives written instructions from the Company clarifying the ambiguity or uncertainty, and the Agent shall not be liable for acting or the failure to take any action during this period. In the event of any disagreement between the Company and any other person or entity resulting in adverse claims and demands being made herein or affected hereby, the Agent shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition under this Agreement, and in so doing shall be entitled to continue to refrain from acting until: (i) the right of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court of competent jurisdiction or (ii) all differences shall have been settled by agreement among the adverse claimants and the Company or other persons or entities and the Agent shall have been notified in writing of such agreement signed by the Company and the adverse person(s) or entity(ies). In the event of such disagreement, the Agent may, but need not, tender into the registry or custody of any court of competent jurisdiction all property in the Agent’s possession pursuant to the terms of this Agreement, together with such legal proceedings as the Agent deems appropriate, and thereupon the Agent shall be discharged from all further duties under this Agreement. The filing of any such legal proceeding shall not deprive the Agent of compensation or expenses paid or payable hereunder for Services, and the Agent shall not be liable with respect to any suspension of performance, delay or otherwise as a result of the tendering of such property. The Agent shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve the Agent in any cost, expense, loss or liability unless indemnification, satisfactory to the Agent, in its sole discretion, shall be furnished by the Company. The Agent shall be indemnified for all reasonable costs (including employee time at the employee’s hourly rate determined by his annual salary) and attorneys’ fees and expenses in connection with any such action.

Section 2 - COMMENCEMENT AND TERMINATION OF AGREEMENT

This Agreement shall commence immediately upon execution hereof by all parties and shall continue in force until the consummation or termination of the Stock Offering and mutual-to-stock conversion or the termination of this Agreement. This Agreement may only be terminated by the Company for cause due to action by the Agent constituting a material violation of applicable law or a material breach of this Agreement, which breach remains uncured for ten (10) business days after written notice of such breach is delivered by the Company to the Agent. This Agreement may only be terminated by the Agent in the event of: one or more of the following: (i) termination of the separate agreement designating the Agent as conversion advisor and marketing agent related to the mutual-to-stock conversion and related Stock Offering; (ii) circumstances described in Section 1 j.) hereof; (iii) action by the Company constituting a material violation of applicable law or a material breach of this Agreement (including as described in Section 1 a.) hereof) or failure to pay the fees and expenses of the Agent) which breach remains uncured for ten (10) business days after written notice of breach is delivered by Stifel Nicolaus to the Company or (iv) any proceeding in bankruptcy, reorganization, rehabilitation, guaranty fund action, receivership or insolvency is commenced by or against the Company, the Company shall become insolvent, or cease paying its obligations as they become due.

Section 3 - CONFIDENTIALITY

a.) The parties hereto will: (a) hold, and will cause their respective employees, officers, directors and authorized representatives (including attorneys, advisors and agents) to hold, in strict confidence, unless compelled to disclose by judicial, regulatory or administrative process and then (i) only with written notice prior to disclosure to the disclosing party and (ii) still maintaining the confidential status of any such documents and information, all documents and information, in any medium (the “Information”), concerning the disclosing party, whether the Information is furnished to the receiving party by the disclosing party or its representatives in connection with this Agreement or the Information is received, transmitted, created, generated or otherwise processed by the receiving party based, in whole or in part, upon the Information of the disclosing party, except to the extent that such Information can be shown to have been (iii) previously known by the receiving party other than through a breach of a confidentiality agreement by a third party; (iv) in the public domain through no fault of the receiving party or (v) later lawfully acquired by the receiving party from other sources) (the “Confidential Information”), and (b) not use such Confidential Information except for the purposes set forth herein and (c) unless prior written consent is obtained, release Confidential Information only to persons described in this Section 3 (a). It is understood by the parties hereto that the receiving party shall be deemed to have satisfied its obligation to hold the Confidential Information confidential if it exercises the same care as it takes to preserve the confidentiality of its own similar information.

b.) The parties hereto agree to the use of facsimile, email and voicemail as means to communicate both sensitive and non-sensitive information related to the Services.

Section 4 - CONSUMER PRIVACY

a.) In connection with this Agreement, the Company will cause the Agent to be provided Information, which will include nonpublic personal data regarding customers and bank account records. Unless required by law or unless prior written consent is obtained from the Company, the Agent will not knowingly disclose any such nonpublic personal data except to persons described in Section 3 a.), in connection with performing the Services.

b.) The Agent (or its agents) has implemented and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, to prevent unauthorized access to or use of, and to ensure the proper disposal, of nonpublic personal data regarding customers and bank accounts records. Notwithstanding the foregoing, given the nature of electronic communications and the Internet, the Agent makes no absolute guarantees regarding the safety and security of any data transmitted over or accessible via the Internet or any other public networks.

c.) Upon consummation of the Stock Offering, termination of this Agreement or other reasonable time, at the written request of the Company, and at its sole expense, the Agent shall use its reasonable efforts to transfer to the Company or destroy all physical or electronic Confidential Information, including nonpublic personal data regarding customers and bank account records (excluding data, software and documentation proprietary to the Agent (or its agents)) and shall not retain copies of such data and documentation; provided however, that the Agent (and its agents) may retain copies to the extent necessary, but only for as long as necessary, to comply with legal, regulatory and archival requirements.

Section 5 - PROCESS

If at any time the Agent is served with any judicial or administrative order, judgment, decree, motion, writ, or other form of judicial or administrative process which in any way affects any property of the Company, the Agent is authorized to comply therewith in any reasonable manner as it or its legal counsel of its own choosing deems appropriate; provided that the Agent shall endeavor to give notice thereof to the Company. If the Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Agent shall not be liable to any of the parties, or to any other person or entity, even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

Section 6 - INDEMNIFICATION

The Company hereby agrees to indemnify and hold harmless the Agent, its directors, officers, employees, affiliates, subsidiaries, agents, and each of their controlling persons, if any (within the meaning of Section 15 or Section 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and their respective heirs, representatives, successors and assigns (together, the “Agent Group”) against any loss, liability, claim or expense (“Loss”), joint or several, to which the Agent Group may become subject, under any federal or state law or regulation, at common law, in equity or otherwise, insofar as such Loss (or actions in respect thereof) arises out of or is based on or is in connection with or is related to this Agreement and the Services, except to the extent the Agent is finally found, by a court of competent jurisdiction, to have engaged in willful misconduct, bad faith or gross negligence. The Company agrees to advance or reimburse the Agent Group (or any one or more of them) within fifteen (15) business days of a written request therefore in connection with investigating, preparing or defending against any such loss, claim, damage, liability or action by the Agent Group (or any one or more of them). The indemnification obligations of the Company as provided above are in addition to any liabilities that the Company may have under other agreements, under common law or otherwise. It is understood and agreed that, although the Agent may have consented to descriptions regarding its duties in the Company’s disclosure materials related to the Plan, mutual-to stock conversion and Stock Offering, all such documents (including without limitation, all registration statements, change of control applications, prospectuses, sales literature, advertisements and other such documents, as amended or supplemented) shall be the documents of the Company, and the Agent shall not be responsible for the disclosure or lack of disclosure or the statements or omissions contained therein. This indemnity shall expressly include, but not be limited to, all liabilities under the Securities Act of 1933, as amended, the Exchange Act and any similar state insurance or securities laws and regulations.

Section 7 - LIMIT OF LIABILITY

The Agent will provide the Services with due care, in a timely manner, so the provisions of this section establishing a limit of liability will not apply if, as determined in a judicial proceeding, we performed our services with gross negligence, bad faith or willful misconduct. However, the Agent’s engagement with you is not intended to shift risks normally borne by you to the Agent. With respect to any services or work product or this engagement in general, the liability of the Agent and its personnel shall not exceed the fees Agent receives for the portion of the work giving rise to liability nor include any special, consequential, incidental, or exemplary damages or loss nor any lost profits, savings, or business opportunity. A claim by the Company for a return of fees paid to the Agent by the Company for the Services performed by the Agent pursuant to this Agreement shall be the sole and exclusive remedy for any damages. This limitation of liability is intended to apply to the full extent allowed by law, regardless of the grounds or nature of any claim asserted.

Section 8 - SURVIVAL OF OBLIGATIONS

The covenants and agreements of the parties hereto, including Sections 6 and 7 above, will remain in full force and effect and will survive the consummation of the Stock Offering and mutual-to-stock conversion or the termination of this Agreement, and the Agent Group shall be entitled to the benefit of the covenants and agreements thereafter.

Section 9 - AGREEMENT

a.) This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement supersedes any other agreements, either oral or written, among the parties hereto with respect to the specific subject matter hereof, but not any engagement, underwriting, agency or other agreements among the parties pursuant to which Stifel Nicolaus is acting as the Company’s financial advisor, underwriter, placement agent, investment banker or in any similar capacity. Except for Section 1 e) of this Agreement, each party hereto acknowledges that no representation, inducement, promise or agreement, written, oral or otherwise, has been made by any party, or anyone acting on behalf of any party, which is not embodied or expressly stated herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding in relation to the Services. The Company hereby acknowledges and agrees that: (i) Stifel Nicolaus has made full and complete disclosure to the Company of the possibility or existence of any conflict of interest resulting from Stifel Nicolaus serving as both data processing records management agent pursuant to this Agreement and as financial advisor, underwriter, placement agent, investment banker or in any similar capacity pursuant to a separate agreement and (ii) having received full disclosure thereof, the Company hereby waives any such conflict of interest and consents to Stifel Nicolaus serving in such dual capacity.

b.) This Agreement may be enforced only by the parties hereto and shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. Each of the parties hereto hereby submits to the personal jurisdiction of, and each agrees that all proceedings relating hereto shall be brought in, courts located within the State of New York. Each of the parties waives the right to a trial by a jury. To the extent that in any jurisdiction any party hereto may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. Each party hereto waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder.

c.) This Agreement may be executed in several counterparts, which taken together, shall constitute one and the same document. All section headings used herein are for convenience and ease of reference only and do not constitute part of this Agreement and shall not be referred to for the purpose of defining, interpreting, construing or enforcing any of the provisions of this Agreement. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties to this Agreement may require.

d.) This Agreement may not be assigned by any party without the prior written consent of the other parties hereto and any purported assignment made in violation of the foregoing shall be void and have no legal effect; except that consent is not required for an assignment to a Stifel Nicolaus affiliate or successor in interest. This Agreement may be modified only by a written amendment signed by all of the parties hereto and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged. No waiver of the breach of any provision or term of this Agreement shall be deemed or construed to be a waiver of any other or subsequent breach.

e.) No implied duties or obligations shall be read into this Agreement against the Agent, and the Agent, in its capacity as such, shall not be bound by any provision of any agreement between the Company and any other person or entity other than this Agreement, and the Agent shall have no duty to inquire into, or to take into account its knowledge of, the terms and conditions of any agreement made or entered into in connection with this Agreement.

f.) Should any term or provision, or portion of such provision, of this Agreement be invalid or unenforceable, the scope thereof or the period covered thereby or otherwise, such term, provision, or portion of such provision, shall be deemed to be reduced and limited to enable Stifel Nicolaus or the Company, as applicable, to enforce it to the maximum extent permissible under the laws and public policies applied under the jurisdiction in which enforcement is sought. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement which shall be construed to preserve, to the maximum extent permissible, the intent and purposes of this Agreement. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such terms or provisions in any other jurisdiction.

g.) The Agent, in furnishing services to the Company under this Agreement, is acting only as an independent contractor and is not a fiduciary of, nor will its entering into this Agreement give rise to fiduciary duties to, the Company. The Agent does not undertake by this Agreement or otherwise to perform any obligation of the Company, whether regulatory, contractual, or otherwise. The Agent has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by the Agent under this Agreement unless otherwise provided in this Agreement. The Company understands and agrees that the Agent may perform services substantially similar to those to be performed hereunder for others, and nothing herein is intended to restrict or prohibit the Agent from performing such services for others.

h.) All media releases, public announcements and public disclosures by either party or its agents relating to this Agreement or the subject matter of this Agreement, but not including any announcement intended solely for internal distribution at such party or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of such party, shall be coordinated with and approved by the other party prior to the release thereof, which approval shall not be unreasonably withheld.

Section 10 - NOTICES

Except as otherwise contemplated by this Agreement, all notices, demands, requests or other communications which may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement, other than in the normal course of conducting the Services, can be by certified or registered mail, personal delivery or transmitted by any standard form of telecommunication with proof of delivery addressed as follows:

(a)	If to the Agent:

Stifel, Nicolaus & Company, Incorporated

1600 Market Street, Suite 1210

Philadelphia, PA 19103

Attn: Michelle Darcey

Telephone: (215) 861-7158

Fax: (215) 861-7149

With a copy to:

Stifel, Nicolaus & Company, Incorporated

18 Columbia Turnpike

Florham Park, NJ 07932

Attn: Ben A. Plotkin

Telephone: (973) 549-4025

Fax: (973) 549-4034

If to the Company:

Fox Chase Bancorp, Inc.

4390 Davisville Road

Hatboro, PA 19040-2544

Attn: Mr. Thomas M. Petro

Telephone: (215) 682-4101

Fax: (215) 682-4147

Each party may designate by notice in writing a new address/addressee to which any notice, demand, request or communication may thereafter be provided.